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                                                                      EXHIBIT 99






                                  PRESS RELEASE

                                 August 27, 2004



Rodger W. Platt, Chairman, announced that on August 24, 2004 Jerry A. Carleton was appointed as a member of Cortland Bancorp's board of directors. Mr. Carleton was appointed to the class of directors whose terms will expire at the 2007 annual meeting, and was assigned to serve on the Company's Executive Compensation Committee.

Mr. Carleton is a long term resident of the Cortland area community. Mr. Carleton earned his Bachelor and Master degrees at Kent State University. He was an Assistant Professor and Athletic Director at Kent State University Trumbull Campus for more than 25 years. Since 1995 he has been a Professor Emeritus at Kent State University Trumbull Campus, where he also serves as an advisor for campus planning and development.

In 1972, Mr. Carleton founded Jerry Carleton Enterprises, Inc., a general contracting and development company specializing in the development and building of condominiums, single-family homes, and small commercial projects. Mr. Carleton is a member and past president of the Home Builders Association of Mahoning Valley, and a member of the National Association of Home Builders.

Active in numerous professional and community service organizations, Mr. Carleton is a member of the Rotary International Club of Cortland, Ohio; a past president of the Kiwanis Club of Champion, Ohio; and serves as an advisor to the YMCA of Warren, Ohio. He is also a member of the Ohio Education Association, the National Education Association, and the American Association of University Professors.